                                                                    Exhibit 10.5

                                MUTUAL RELEASE

          This Mutual Release ("Agreement") is made and entered into by and between Michael J. Watters, on behalf of himself and his heirs, executors and administrators or agents thereof (hereinafter referred to as the "Executive") and MetaSolv Software, Inc., (the "Company"), (hereinafter collectively referred to as the "Parties"), and is made and entered into with reference to the following facts:

          A. Executive is a founder of the Company and has been a Director of the Company since its inception; and

          B. In January 1996, Executive became employed by the Company in the capacity of Chief Executive Officer; and

          C. On November 2, 1998, Executive resigned from his employment with the Company and from his position as a Director; and

          D. The Company desires to resolve, fully and finally, any and all claims or disputes that exist or may exist on Executive's behalf against the Company from the beginning of time to the date of this Agreement.

          NOW THEREFORE, in consideration of the covenants and promises contained herein, the Parties hereto agree as follows:

     1.   Agreement by the Company.  In exchange for Executive's agreement to be
          ------------------------
bound by the terms of this entire Agreement, the Company agrees to provide Executive with the following:

          a. Salary continuation in the amount of Eleven Thousand Six Hundred Sixty Six dollars and 67/100 ($11,666.67), per month, less statutory deductions and withholdings, which represents Executive's base salary as of the Resignation Date (defined below) (hereinafter referred to as "Salary Continuation"), until the earlier of (i) the end of Executive's Initial Public Offering lock-up as set forth in paragraph 1.13 of the Investors' Rights Agreement dated June 2, 1998; (ii) the acquisition of the Company as defined in paragraph 9(ii) of the Right of First Refusal and Co-Sale Agreement dated June 2, 1998; (iii) Executive's full-time employment by an entity other than one that Executive founds or one that obtains institutional venture financing; or (iv) the expiration of eighteen (18) months from the effective date of this Agreement. Payments pursuant to this paragraph shall be made in accordance with the Company's regular payroll practices and shall begin on the first regular payroll date following the Effective Date of this Agreement (defined in Section 3
                                                                ---------
     below). The Company may, at any time and at its sole discretion, accelerate the Salary Continuation by providing Executive with a lump-sum payment equal to the unpaid portion of the Salary Continuation (less statutory deductions and withholdings). Under no circumstances will the total payment to Executive pursuant to this Section 1.a. exceed Two Hundred
                                                 -----------
     Ten Thousand dollars and 06/100 ($210,000.06). All checks shall be made payable to "Michael J. Watters" and shall be deposited pursuant to the direct deposit instructions in effect for Executive on his last date of employment with the Company.

          b. A lump-sum payment in the amount of Eighty Thousand dollars ($80,000), less statutory deductions and withholdings, in a check payable to "Michael J. Watters," which shall be deposited in the same manner as the payments identified in Section 1.a above, within three (3) days of the
                            -----------
     Effective Date of this Agreement (defined in Section 3 below).
                                                  ---------

          c. A lump-sum payment in the amount of Eighty Thousand dollars ($80,000) in a check payable to "Michael J. Watters" on the later of (i) January 1, 1999; or (ii) Executive's delivery to the Company, Austin Ventures, and Weiss, Peck and Greer of a "business audit" of the Company which Executive will prepare from materials already in his possession, for which a Form 1099 to Michael J. Watters for 1999 shall be issued.

          d. Continuation of health and welfare benefits for Executive and his dependents to the same extent that such benefits were maintained during Executive's employment as CEO for the same duration as Executive's salary continuation under Section 1.a of this Agreement. The Company may satisfy
                        -----------
     its obligation under this Section by paying Executive's premium for continuation of health coverage under Federal COBRA for the applicable period.

          e. The Company will permit executive to retain the following property of the Company currently in Executive's possession: the Gateway 2000 notebook, the Gateway 2000 desktop.

          f. The Company hereby expressly waives, releases, acquits and forever discharges Executive and his executors, assigns, estates and heirs, from any and all claims, demands, and causes of action which the Company has or claims to have, whether known or unknown, of whatever nature, which exist or may exist on the Company's behalf from the beginning of time up to and including the date of this Agreement. As used in this paragraph, "claims," "demands," and "causes of action" include, but are not limited to, claims based on contract, fraud, stock fraud, defamation, estoppel, equity, tort, intellectual property, personal injury, spoilation of evidence, public policy, statute or common law, claims for debts, accounts, compensatory damages, punitive or exemplary damages.

          g. The Company agrees to reimburse Executive for reasonable expenses including those Executive has incurred in connection with this Agreement from October 30, 1998 through the Effective Date of this Agreement, including telephone and travel expenses but excluding attorneys' fees, provided that Executive delivers receipts and other documentation evidencing such reimbursable expenses to the Company within forty-five (45) days of his execution of this Agreement. The expense reimbursement pursuant to this paragraph shall be deposited in the same manner as the payments identified in Section 1.a of this Agreement.
                            -----------

          h. The Company agrees to respond to any inquiry regarding Executive's departure from the Company in a manner that is consistent with the press release attached hereto as Exhibit A and incorporated herein by this reference.

          i. The Company agrees that, with the exception of former Company employees, it will not solicit any employee of any non-competitive company started by Executive after the Effective Date of this Agreement.

     2.   Agreement by Executive.  In consideration for the compensation and
          ----------------------
other consideration provided herein, the receipt and sufficiency of which are hereby acknowledged, Executive agrees to be bound by the terms of this entire Agreement, including the following:

          a.  Termination of Employment and Director Status.  Executive
              ---------------------------------------------
     understands and agrees that effective November 2, 1998, his employment with the Company has been terminated and that he is no longer an Officer or Director of the Company (hereinafter the "Resignation Date"), and that he has no authorization to act as an agent of the Company or in any other capacity at any time in the future.

          b.  Return of Company Property.  Executive acknowledges that he has
              --------------------------
     returned to the Company all Company files, disks, documents, credit cards, keys, security cards, and all other property of the Company (with the exception of those items identified in Section 1.e, which the Company has
                                            -----------
     agreed to allow Executive to retain).

          c.  Release of Claims.  Executive hereby expressly waives, releases,
              -----------------
     acquits and forever discharges the Company and its divisions, subsidiaries, affiliates, parents, related entities, partners, officers, directors, shareholders, investors, executives, managers, employees, agents, attorneys, representatives, successors and assigns (hereinafter collectively referred to as "Releasees"), from any and all claims, demands, and causes of action which Executive has or claims to have, whether known or unknown, of whatever nature, which exist or may exist on Executive's behalf from the beginning of time up to and including the date of this Agreement. As used in this paragraph, "claims," "demands," and "causes of action" include, but are not limited to, claims based on contract, fraud, stock fraud, defamation, wrongful termination, estoppel, equity, tort, retaliation, intellectual property, personal injury, spoilation of evidence, emotional distress, public policy, wage and hour law, statute or common law, claims for severance pay, vacation pay, debts, accounts, compensatory damages, punitive or exemplary damages, liquidated damages, and any and all claims arising under any federal, state, or local statute, law, or ordinance prohibiting discrimination on account of race, color, sex, age, disability or national origin, including but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Texas Commission on Human Rights Act, the Age Discrimination in Employment Act, and the Americans with Disabilities Act.

          d.  Release of Age Discrimination Claims.  Executive understands and
              ------------------------------------
     agrees that this Agreement is intended to and does release any and all claims he may have against Releasees under the federal Age Discrimination in Employment Act or any similar state or local statute, law, ordinance or regulation prohibiting discrimination on the basis of age. In this regard, Executive understands and agrees as follows:

                    (1) The terms reflected in this Agreement shall remain available to Executive for consideration for a period of twenty-one (21) days from the day he receives this Agreement.

                    (2) Executive has been advised to consult with an attorney of his choice prior to signing this Agreement.

                    (3) Executive shall have the right to revoke this Agreement for a period of seven (7) days following his execution thereof by delivering written notice of revocation to the Company through its agent, Jim Janicki and/or John Thornton, on or before the seventh
              (7th) day after he has signed this Agreement.

                    (4) This Agreement shall become effective, enforceable and irrevocable upon the expiration of seven (7) days following the date Executive executes and delivers this Agreement to the Company, provided that Executive does not revoke this Agreement pursuant to Section 2.d.(3) above.
                          ---------------

          e.  Payment of Wages and other Compensation.  Executive acknowledges
              ---------------------------------------
     that he has received payment for all wages, salary, bonuses, vacation pay, and all other compensation owed by Releasees.

          f.  Non-competition And Non-solicitation.
              ------------------------------------

                    (1) In consideration of the compensation provided herein, following the Resignation Date, Executive will not, directly or indirectly, participate in the ownership, management, operation, financing or control of, or be employed by or consult for, or otherwise render services to any entity identified in Exhibit B-1 to this Agreement and/or to any person, corporation, firm or other entity which competes in the United States or anywhere in the world with the Company (hereinafter "Competitor"), as defined below. Notwithstanding the foregoing, Executive is permitted to own up to 5% of any class of securities of any corporation that is traded on a national securities exchange or through Nasdaq. Executive agrees that the entities identified in Exhibit B-1 are all of the competitors of the Company known to the Company as of the Resignation Date and that other competitors will emerge from time to time. For purposes of this Agreement, Competitor means any entity which has as its primary business developing software for telecom carriers that enables order management, network design, provisioning, trouble management, or work management.

                    (2) In consideration for the compensation provided herein, Executive agrees that for a period of eighteen (18) months following the Resignation Date, Executive will not, directly or indirectly, participate in the ownership, management, financing or control of, or be employed by any entity identified in Exhibit B-2 to this Agreement. Nothing contained in this Agreement shall prevent Executive from performing services for the Companies identified in Exhibit B-2 as a non-employee independent contractor as defined in the Internal Revenue Code and IRS Regulations and from receiving compensation for such services in the form of options or warrants.

                    (3) For a period of eighteen (18) months following the Resignation Date, Executive will not, without the express prior written consent of the Company, individually or on behalf of any other person, corporation, firm or other entity, solicit or encourage any employee of the Company to terminate his or her employment relationship with the Company.

                    (4) For a period of eighteen (18) months following the Resignation Date, Executive will not, directly or indirectly, individually or on behalf of any person, corporation, firm or other entity, solicit any customer of the Company on behalf of a Competitor identified in Exhibit B-1 or B-2 to this Agreement or as the term Competitor is defined in Section 2.f.(1) of this
                                                    ---------------
               Agreement.

                    (5) The Company agrees that Executive may start a non-competitive professional services company which among other services may offer "business audits" for software companies. It is also agreed that Executive may use Weiss, Peck and Greer and Austin Ventures as customer references.

          g.   Non-disparagement.   Executive agrees that he will not disparage
               -----------------
     or in any way criticize the Company and/or its executives, managers, employees, shareholders, investors, agents, successors and assigns to any third party, including but not limited to customers, prospective customers, business partners, and prospective business partners, at any time in the future. Nothing in this Agreement is intended to interfere with Executive's duty to testify truthfully in any legal proceeding.

          h.   Tax Liability.  Executive acknowledges and agrees that he is
               -------------
     personally responsible for the payment of all federal, state and local taxes that are due, or may be due, for any payments received by Executive under this Agreement. Executive agrees to indemnify the Company and hold the Company harmless for any and all taxes, penalties and/or other assessments that the Company is, or may become, obligated to pay on account of any payments made to Executive under this Agreement. Nothing in this paragraph shall release the Company from any liability arising out of its own errors and omissions.

          i.   Cooperation.  In connection with any and all claims, disputes,
               -----------
     negotiations, investigations, lawsuits, arbitrations, and/or administrative proceedings involving the Company, Executive agrees to make himself available, upon reasonable notice from the Company, to provide information or documents, provide declarations or statements to the Company, meet with attorneys or other representatives of the Company, prepare for and give depositions or testimony, and otherwise cooperate in the investigation, defense, or prosecution of any or all such claims and other proceedings.

          j.   Non-disclosure.  Executive agrees to execute and to be bound by
               --------------
     the Company's "Agreement Regarding MetaSolv Software, Inc. Information and Property and Restriction on Use of Third Party Information" attached hereto as Exhibit C and incorporated herein by this reference.

          k.   Restrictions on Transfers of Shares. Executive agrees to sign the
               -----------------------------------
     "Amended and Restated Right of First Refusal and Co-Sale Agreement" substantially in the form attached hereto as Exhibit D and incorporated herein by this reference, on behalf of himself and the Watters Children Trust, which provides, in principle, as follows:

                    (1) Holders of 2% or more of the Company's stock shall not sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of any of the stock of the Company during the period beginning on the date that the Company's Board of Directors, by resolution, chooses an underwriter for its initial public offering and ending on the date of the closing of the Company's initial public offering; and

                    (2) Holders of 2% or more of the Company's stock shall not sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of any of the stock of the Company to any prohibited transferee as identified in the attachment to the "Amended and Restated Right of First Refusal and Co-Sale Agreement."

                         It is understood and agreed that Executive will not be
               subject to or bound by any agreement pursuant to this Section that is not signed by all holders of 2% or more of the Company's stock as of the Effective Date of this Agreement.

          l.   Indemnification of Executive.  It is understood and agreed that
               ----------------------------
     nothing contained in this Agreement shall add to, delete from, modify, create or destroy any obligation the Company has or may have to indemnify Executive in connection with claims arising out of his role as an officer and director of the Company.

          m.   Adequacy of Consideration.  Executive acknowledges that he has no
               -------------------------
     contractual or other right or entitlement to the payments and other consideration the Company has agreed to provide under Section 1 of this
                                                           ---------
     Agreement and that such payments and other consideration represent and constitute good and valuable consideration for this entire Agreement.

     3.   Acceptance of Agreement.  Executive acknowledges that he received
          -----------------------
this Agreement on October 30, 1998. Executive may accept this Agreement by executing and delivering this Agreement to the company on or before November 20, 1998. The entire Agreement, including the offer of compensation contained herein, will automatically expire if Executive does not accept the Agreement in the manner specified in this section on or before Novmeber 20, 1998. This Agreement will become effective, enforceable, and irrevocable upon the expiration of the seven (7) day period following Executive's execution and delivery of this Agreement to the Company as explained in Section 2.d.(3) above
                                                          ---------------
(hereinafter the Effective Date").


     4.   Non-Admission of Liability.  The Company and Executive agree that this
          --------------------------
Agreement reflects their mutual desire to resolve potential claims and disputes without litigation, and is not, nor may it be construed or treated as, an admission by the Company or Executive of any wrongdoing or liability.

     5.   Ownership of Claims.  The Company and Executive represent and warrant
          -------------------
that they are the sole and lawful owners of all rights, title and interest in and to all released matters, claims and demands referred to herein. The Company and Executive further represent and warrant that there has been no assignment or any other transfer of any interest in any such matters, claims or demands that the Company or Executive may have against the other party.

     6.   Confidentiality.  The Company and Executive understand and agree that
          ---------------
this Agreement, and the matters discussed in negotiating its terms, are entirely confidential. It is therefore expressly understood and agreed that, subject to the requirements of law, the Company and Executive will not reveal, discuss, publish or in any way communicate the terms, amount or fact of this Agreement to any person, organization or other entity, with the exception of their respective accountants and legal representatives and Executive's immediate family members.

     7.   Texas Law Applies.  This Agreement, in all respects, shall be
          ----------------
interpreted, enforced and governed by and under the laws of the State of Texas.

     8.   Successors And Assigns.  It is expressly understood and agreed by the
          ----------------------
Company and Executive that this Agreement and all of its terms shall be binding, as applicable, on their respective representatives, heirs, executors, administrators, successors and assigns.

     9.   ARBITRATION.  Subject to the exceptions set forth below, the Parties
          -----------
agree that any and all claims or disputes arising out of this Agreement shall be resolved through final and binding arbitration, as specified herein. The only claims or disputes not covered by this Section are disputes related to Sections
                                                                       --------
2.f, 2.j, and/or 2.k of this Agreement, which claims or disputes shall not be
--------------------
subject to arbitration and will be resolved pursuant to applicable law.

     Binding arbitration will be conducted in Dallas, Texas in accordance with the rules and regulations of the American Arbitration Association (AAA). The Parties understand and agree that the arbitration shall be instead of any jury trial and that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

     The prevailing party in any arbitration, legal, or equitable action under this Agreement shall be entitled to recover costs and reasonable attorneys' fees.

     10.  Consultation with Counsel.  Executive acknowledges that he has to
          -------------------------
consulted with legal counsel of his choice prior to execution and delivery of this Agreement.

     11.  Entire Agreement.
          ----------------

          a. This Agreement constitutes an integrated, written contract, expressing the entire agreement between the Parties with respect to the subject matter hereof. In this regard, Executive represents and warrants that he is not relying on any promises or representations that do not appear written herein. Executive further understands and agrees that this Agreement can be amended or modified only by a written agreement, signed by all of the Parties hereto.

          b. This Agreement renders null and void and supercedes any and all prior agreements between the Parties with the exception of those agreements expressly referenced herein, the agreements and policy statements previously signed by Executive and attached hereto as Exhibit E, any and all agreements or other documents signed by Executive that relate, in any way, to the Company's proprietary or confidential information or trade secrets, Executive's buy-sell agreement, and any other agreements signed by Executive pertaining to his ownership of stock in the Company and/or agreements signed by Executive in his capacity as a shareholder of the Company or Trustee for other shareholders of the Company.

     12.  Counterparts.  This Agreement may be executed in separate counterparts
          ------------
and by facsimile, and each such counterpart shall be deemed an original with the same effect as if all Parties had signed the same document.

     13.  Headings.  The headings in each paragraph herein are for convenience
          --------
of reference only and shall be of no legal effect in the interpretation of the terms hereof.

     14.  Voluntary Agreement.  Executive understands and agrees that he may be
          -------------------
waiving significant legal rights by signing this Agreement, and represents that he has entered into this Agreement voluntarily, with a full understanding of and in agreement with all of its terms.

     15.  Severability.
          ------------

          a. The Parties acknowledge and agree that each agreement and covenant set forth herein constitutes a separate agreement independently supported by good and adequate consideration and that each such agreement shall be severable from the other provisions of this Agreement and shall survive this Agreement.

          b.  The Parties intend Section 2.f of this Agreement to be enforced to
                                 -----------
     the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of Section 2.f is
                                                                -----------
     too broad to be enforced as written, the Company and Executive intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable. If, however, Section 2.f is
                                                                 -----------
     held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the dates provided below.

DATED:  November 20, 1998                    MICHAEL J. WATTERS



                                             By: /s/ Michael J. Watters
                                                ---------------------------
                                                     Michael J. Watters



DATED:  November 20, 1998                    THE WATTERS CHILDREN TRUST
                                             C/O MICHAEL J. WATTERS, TRUSTEE



                                             By: /s/ Michael J. Watters
                                                ---------------------------
                                                     Michael J. Watters



DATED:  November 20, 1998                    METASOLV SOFTWARE, INC.


                                             By: /s/ John Thornton
                                                 --------------------------
                                             Its:    Director
                                                 --------------------------



                      [SIGNATURE PAGE TO MUTUAL RELEASE]

                                   EXHIBIT A
                                   ---------

MetaSolv Announces Milestones Amid Competitive Telephony Boom

PLANO, TX, November 9, 1998 - MetaSolv Software today announces the achievement of a number of milestones in its emergence as the leading supplier of operational support systems to telecommunications carriers. These milestones fall into the categories of management evolution, financial strength, company growth, and customer successes.

Management Evolution

Jim Janicki, MetaSolv's President and co-founder will assume the duties of Mike Watters, formerly the company's CEO. Watters leaves MetaSolv to pursue other entrepreneurial opportunities in conjunction with Austin Ventures, the company's lead investor. "Mike and Jim have grown MetaSolv more than ten-fold in only two and a half years and have built a terrific team together," said John Thornton, an Austin Ventures General Partner and MetaSolv board member. "Mike is eager to work with other young companies again, and we're eager to help him."

"MetaSolv's early growth phase has been very exciting, and I'm planning to work with other companies facing challenges similar to those we've faced," said Watters. "When you've been doing this for as long as I have, some patterns begin to emerge."

Other additions to the senior management team include Kim Lewis, former Director of Service Management, TeleManagement Forum (TMF) and noted telecom industry speaker and writer, who joined the company as VP
Consulting; and Jon Hustis, a software industry veteran who was promoted to VP Business Services.

Financial Strength

MetaSolv will exit 1998 with its strongest balance sheet ever. The company recently completed a $10 million expansion financing led by Weiss Peck & Greer Venture Partners, a leading venture firm and the backers of such successful companies as Ciena, Genesys Labs, and Vantive. The company will close on an additional $15 million bank credit in the fourth quarter.

Company Growth

MetaSolv will nearly triple revenue in 1998 and will exit the year with over 300 employees. The company recently broke ground on a 100,000 square foot facilities addition at its Plano headquarters, and has added substantial capacity in its McLean VA, Denver, and San Francisco offices.

Customer Successes

MetaSolv has increased its customer base 80% during the first ten months of 1998. U.S. customers such as Allegiance Telecom, Timer Warner Telecom, and Qwest Communications International increasingly realize that operational efficiency is the key to sustaining competitive advantage in the newly competitive telephony market. International carriers are also increasingly subject to competitive pressures, and MetaSolv will announce its first major non-U.S. business in the fourth quarter. The company continues to enhance its Telecom Business Solution * (TBS*) software and address the growing importance of data services to its customers. The most recent software release added the capability to order and provision broadband services.

About MetaSolv Software, Inc.

MetaSolv Software, Inc., headquartered in Plano, Texas was founded in 1992 to develop and market integrated client/server-based software solutions for the telecommunications industry. MetaSolv's Telecom Business Solution(TM) (TBS*) software enables service providers to automatically manage and synchronize their entire order processing, provisioning and service assurance cycle from telephony to enhanced services in the local exchange, long distance, and wireless markets. MetaSolv Software is an active participant of the Ordering & Billing Forum (OBF) and of the TeleManagement Forum (TMF). MetaSolv has regional offices in Chicago, Denver, San Francisco, and McLean VA. MetaSolv's web site is www.metasolv.com, or contact MetaSolv directly at (800) 747-0791.

                                  EXHIBIT B-1
                                  -----------

Archetel
Nightfire
OSI
Bellcore
CSSI
Eftia
Lucent
FreeTel
FirstTel

                                  EXHIBIT B-2
                                  -----------

Saville
Kenan
Quintesant
DSET
AI Metrix
Beechwood
TCSI
ISR Global
Cisco